EXHIBIT E


          Forms of Letters from the Fund to Members in Connection with the Fund's Acceptance of Tenders of Interests.



THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED YOUR ENTIRE INTEREST IN THE
FUND.



                                                  August      , 2005
                                                         -----



Dear Member:


                  Robeco-Sage Triton Fund, L.L.C. (the "Fund") has received and accepted for purchase your tender of a limited liability company interest ("Interest") in the Fund.

                  Because you have tendered and the Fund has purchased your entire investment, you have been paid a note ("Note"). The Note entitles you to receive 90% of the purchase price based on the unaudited net asset value of the Fund as of September 30, 2005 ("Valuation Date"), or the applicable date if the offer is extended, in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal dated _______________ , 2005, approximately one month after the Valuation Date, unless the Valuation Date of the Interests has changed, or the Fund has requested a withdrawal of its capital from the portfolio funds in which it has invested.


                  The terms of the Note provide that a contingent payment representing the balance of the purchase price, if any, will be paid to you after the completion of the Fund's fiscal year-end audit for the fiscal year-ending March 31, 2006 and is subject to a fiscal year-end audit adjustment. This amount will be paid promptly after the conclusion of the fiscal year-end audit, according to the terms of the tender offer. We expect the audit to be completed by the end of May 2006.


                  Should you have any questions, please feel free to contact the Fund's Administrator, SEI Investments Global Funds Services, at (610) 676-1058.


                                                              Sincerely,


                                                              Robeco-Sage Triton
Fund, L.L.C.


Enclosure





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THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED A PORTION OF YOUR INTEREST IN
THE FUND.



                                                              August      , 2005
                                                                     -----



Dear Member:


                  Robeco-Sage Triton Fund, L.L.C. (the "Fund") has received and accepted for purchase your tender of a portion of your limited liability company interest ("Interest") in the Fund.


                  Because you have tendered and the Fund has purchased a portion of your investment, you have been paid a note ("Note"), entitling you to receive a payment of 100% of the purchase price based on the unaudited net asset value of the Fund as of September 30, 2005 (the "Valuation Date") in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to the account designated by you in your Letter of Transmittal dated ______________, 2005 approximately one month after the Valuation Date, unless the Valuation Date of the Interests has changed, or the Fund has requested a withdrawal of its capital from the portfolio funds in which it has invested, and provided that your account retains the required minimum balance, in accordance with the terms of the tender offer.

                  You remain a member of the Fund with respect to the portion of your Interest in the Fund that you did not tender.


                  Should you have any questions, please feel free to contact the Fund's Administrator, SEI Investments Global Funds Services, at (610) 676-1058.


                                                 Sincerely,


                                                 Robeco-Sage Triton Fund, L.L.C.


Enclosure